EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-53367 and 333-106079 on Form S-3 of our reports dated March 8, 2006 (which express an unqualified opinion and include explanatory paragraphs regarding the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003, and Financial Accounting Standards Board Financial Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations in 2005 and the change in actuarial valuation measurement date for the pension plan and other post-retirement benefits from September 30 to December 31 during 2003), relating to the consolidated financial statements and financial statement schedule of Public Service Company of New Mexico and management's report of the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K/A of Public Service Company of New Mexico for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
April 18, 2006